AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This AMENDMENT (“Amendment”) is made and entered into, as of the latest date on the signature page hereto (the “Effective Date”), by and between each investment company referenced on the signature page hereto, severally and not jointly, (each, a “Fund” and collectively, the “Fund” as applicable) and THE BANK OF NEW YORK MELLON (“BNY”). BNY and each Fund are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS, each Fund and BNY have entered into a Fund Administration and Accounting Agreement dated as of June 1, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS, each Fund and BNY desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.  Alger Next Gen Growth Fund is hereby added as a Party to the agreement.

2.  Exhibit A of the agreement is deleted and replaced with Exhibit A attached hereto.

3.  Schedule I (“Schedule of Services”) of the Agreement is deleted and replaced with the Schedule I attached hereto.

4.  As hereby amended and supplemented, the Agreement shall remain in full force and effect in accordance with its terms. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control. From and after the Effective Date, any reference to the Agreement shall be a reference to the Agreement as amended hereby. Capitalized terms not specifically defined herein will have the same meaning ascribed to them under the Agreement.

5.  This Amendment constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

6.  This Amendment may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email. “Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Amendment by electronic, digital or other technological methods.

7.  The governing law provision of the Agreement shall be the governing law provision of this Amendment.

8.  Each of the parties represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such party or parties to this Amendment, including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

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[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON	BY:

on behalf of each Fund identified on Exhibit A attached hereto, severally and not jointly

By: /s/ Allison M. Gardner	By: /s/ Tina Payne

Name: Allison M. Gardner	Name: Tina Payne

Title: Senior Vice President	Title: Secretary

Date: March 19, 2026	Date: March 2, 2026

EXHIBIT A

List of Funds/Series

FUND	SERIES	TICKER
The Alger Funds

Alger 35 Fund

Alger AI Enablers & Adopters Fund

Alger Capital Appreciation Fund*

Alger Concentrated Equity Fund

Alger Growth & Income Fund

Alger Health Sciences Fund

Alger International Opportunities Fund

Alger International Small Cap Fund

Alger Mid Cap Focus Fund

Alger Mid Cap Growth Fund

Alger Small Cap Focus Fund

Alger Small Cap Growth Fund

Alger Weatherbie Specialized Growth Fund

N/A
The Alger Funds II	Alger Dynamic Opportunities Fund Alger Emerging Markets Fund Alger Responsible Investing Fund Alger Spectra Fund	N/A
The Alger Institutional Funds	Alger Capital Appreciation Institutional Fund* Alger Focus Equity Fund* Alger Mid Cap Growth Institutional Fund Alger Small Cap Growth Institutional Fund	N/A
Alger Global Equity Fund	N/A	N/A
The Alger Portfolios	Alger Balanced Portfolio Alger Capital Appreciation Portfolio Alger Growth & Income Portfolio Alger Large Cap Growth Portfolio Alger Mid Cap Growth Portfolio Alger Small Cap Growth Portfolio	N/A
The Alger ETF Trust	Alger 35 ETF Alger AI Enablers & Adopters ETF Alger Concentrated Equity ETF Alger Mid Cap 40 ETF Alger Russell Innovation ETF	ATFV ALAI CNEQ FRTY INVN
Alger Next Gen Growth Fund	N/A	N/A

* This Series receives the service “Calculate and report daily wash sale deferrals with respect to transactions.”

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY or a BNY Affiliate, collectively referred to herein as “BNY”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY shall provide the following valuation support and computation accounting services for each Fund:

◾	Journalize investment, capital share and income and expense activities;
◾	Maintain individual ledgers for investment securities;
◾	Maintain historical tax lots for each security;
◾	Reconcile cash and investment balances of each Fund with the Fund’s custodian;
◾	Calculate various contractual expenses;
◾	Calculate capital gains and losses;
◾	Calculate daily distribution rate per share;
◾	Determine net income;
◾

Obtain security market quotes and currency exchange rates from pricing services approved by a Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

◾	Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);
◾

For any Fund that operates as an ETF, such net asset value reports and statements shall be provided to the Fund and to Authorized Participants on days when the exchange listing the Fund is operating, in each case by such means as BNY and the Fund may agree upon from time to time.

◾	Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser;
◾	For Funds operating as ETFs, provide pricing basket to the VIIV agent;
◾	For Funds operating as ETFs, manage the restricted lists of Authorized Participants;
◾	For Funds operating as ETFs, publish basket to NSCC for each day on which trading occurs on the exchange listing the Fund;
◾	Calculate yields and portfolio average dollar-weighted maturity as applicable;
◾	Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports; and

◾	Preparing and uploading any dividend notices for Funds operating as ETFs to the applicable listing exchange.

FINANCIAL REPORTING

BNY shall provide the following financial reporting services for each Fund:

◾	Financial Statement Preparation & Review
◾	Prepare the Fund’s respective class level annual and semi-annual shareholder reports with respect to a Fund registered on Form N-1A1 for shareholder delivery, inclusion in Form N-CSR and webhosting;
◾	Prepare the Fund’s annual and semi-annual shareholder reports with respect to a Fund registered on Form N-2[2] for shareholder delivery and inclusion in Form N-CSR;
◾	Prepare the Fund’s quarterly schedule of portfolio holdings[2] for inclusion in Form N-PORT;
◾	Prepare, circulate and maintain the Fund’s financial reporting production calendar; and
◾	Prepare and file (or coordinate the filing of) the Fund’s Form 24f-2.
◾	Modernization Reporting Services
◾

BNY shall provide the Modernization Reporting Services set forth in this section to the Funds following a full service operating model. This operating model requires BNY to include the actual filing of the reports as part of the services noted in this section. Modernization Reporting Services are “Vendor Eligible Services” as contemplated in Section 14(b)(iii) of the Agreement.

◾

FORM N-PORT. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the creation of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

◾

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.

◾	Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every applicable successive reporting period for Form N-PORT.

◾

FORM N-CEN. BNY, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data

1 Requires applicable “Typesetting Services” as described herein.

2 Requires applicable “Typesetting Services” as described herein.

required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

◾

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY and the Fund in advance of the preparation of the initial Form N-CEN to be filed under this Agreement.

◾

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

◾	Fixed Income Risk Analytics. BNY shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above in this section).

◾

Liquidity Rule Analysis. For applicable Funds, BNY shall perform a daily analysis for liquidity classifications and monitor liquidity thresholds per the requirements for Form N-PORT and Form N-CEN (referenced above) and Rule 22e-4.

◾

The analysis provided by BNY is subject to and dependent upon the Fund providing all necessary security classifications and percentage thresholds necessary to perform such analysis. The parties hereto acknowledge that the Fund is solely responsible for the adoption, adequacy and effectiveness of the Fund’s liquidity risk management program.

◾

BNY shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY (collectively, for this Section, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party.

◾

The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, the preparation of each report described in this section. The Fund shall provide to BNY timely sign-off of the preparation of each such report and timely authorization and direction to file each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY shall be excused from its obligations to prepare the affected report and to file the affected report. BNY is providing the services related to such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

◾	For such time as this section remains in effect, BNY shall be responsible for the retention of the filed reports described in this section in accordance with any applicable rule or regulation.

◾	Typesetting Services (applicable to footnote 1 and the related services stated above)
◾	Create financial compositions for the applicable financial report and related EDGAR files;
◾	Maintain country codes, industry class codes, security class codes and state codes;
◾	Create components that will specify the proper grouping and sorting for display of portfolio information;
◾	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);
◾	Process, convert and load security and general ledger data;
◾

Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and the Fund, BNY will use the same layout for production data for every successive reporting period);

◾	Generate financial reports using the Vendor’s capabilities which include the following:
o	identifying information at the beginning of the shareholder report;
o	class expense example;
o	Management Discussion of Fund Performance (semi-annual shareholder report at Fund option);
o	key Fund statistics including total advisory fees paid by the Fund, portfolio turnover rate, net assets and number of holdings;
o	graphical representation of holdings;
o	material Fund changes (if applicable) (semi-annual shareholder report at Fund option);
o	changes in and disagreements with accountants in summary form (if applicable);
o	statement regarding the availability of certain additional information; and
o	additional Fund information as mutually agreed in writing between BNY and the Fund.
◾

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, change the format or layout of reports from time to time.

◾	Typesetting Services (applicable to footnote 2 and the related services stated above)
◾	Create financial compositions for the applicable financial report and related EDGAR files;
◾	Maintain country codes, industry class codes, security class codes and state codes;

◾	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;
◾	Create components that will specify the proper grouping and sorting for display of portfolio information;
◾	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY will enter);
◾	Process, convert and load security and general ledger data;
◾

Include data in financial reports provided from external parties to BNY which includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

◾

Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY and the Fund, BNY will use the same layout for production data for every successive reporting period);

◾	Generate financial reports using the Vendor’s capabilities which include the following:
o	front/back cover;
o	table of contents;
o	shareholder letter;
o	Management Discussion and Analysis commentary;
o	sector weighting graphs/tables;
o	disclosure of Fund expenses;
o	schedules of investments;
o	statement of net assets;
o	statements of assets and liabilities;
o	statements of operation;
o	statements of changes;
o	statements of cash flows;
o	financial highlights;
o	notes to financial statements;
o	report of independent registered public accounting firm;
o	tax information; and
o	additional Fund information as mutually agreed in writing between BNY and the Fund.
◾

Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY and the Fund as to the scope of any changes and additional compensation of BNY, BNY will, or will cause the Vendor to, change the format or layout of reports from time to time.

TAX SERVICES

BNY shall provide the following tax services for each Fund:

◾	Tax Provision Preparation
◾	Prepare fiscal year-end tax provision analysis;
◾	Process tax adjustments on securities identified by a Fund that require such treatment;
◾	Prepare ROCSOP adjusting entries; and
◾	Prepare financial statement footnote disclosures.
◾

BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

◾	Excise Tax Distributions Calculations
◾	Prepare calendar year tax distribution analysis;
◾	Process tax adjustments on securities identified by a Fund that require such treatment; and
◾	Prepare annual tax-based distribution estimate for each Fund.
◾

BNY is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

◾	Other Tax Services
◾	Prepare for execution and filing, the federal and state income and excise tax returns;
◾	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers;
◾	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements; and
◾	Calculate and report daily wash sale deferrals with respect to transactions for each Series identified on Exhibit A to the Agreement as receiving such service.

◾	Uncertain Tax Positions
◾	Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY (“Tax Positions”);
◾

Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;

◾	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;
◾	Review relevant statutory authorities;
◾	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

◾	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY; and
◾	Delivery of a written report to the applicable Fund detailing such items.
◾

The following are expressly excluded from the Uncertain Tax Positions services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice. Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a)   The Fund shall provide such information and documentation as BNY may reasonably request in connection with the Uncertain Tax Positions services. The Fund’s independent public accountants shall cooperate with BNY and make such information available to BNY as BNY may reasonably request.

(b)   Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY pursuant to this Agreement, (i) BNY is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNY shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Fund’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Fund of a corrected report (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Fund.

◾	IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY informs the Fund that any U.S. tax advice contained in any communication from BNY to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY shall provide the following fund administration services for each Fund:

◾

In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY in writing from time to time, monitor such Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

◾	Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required).

◾	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

◾	Calculate Fund approved income and per share amounts required for periodic distributions to be made by the applicable Fund;

◾	Calculate and make available to the Fund’s investment advisor required total return information;

◾	Coordinate a Fund’s annual audit;

◾	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

◾

If the Principal Executive Officer or Principal Financial Officer of a Fund is required to provide a certification as part of the Fund’s Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY in advance. BNY shall be required to provide the sub-certification only during the term of this Agreement with respect to the applicable Fund and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY shall provide the following regulatory administration services for each Fund:

◾	38a-1 Compliance Support Services
◾	Provide compliance policies and procedures related to services provided by BNY and, if mutually agreed, certain of the BNY Affiliates; summary procedures thereof; and periodic certification letters.